Exhibit 5.2
PPG Industries, Inc.
PPG Industries, Inc.
One PPG Place
Pittsburgh, PA 15272
March 18, 2008
Ladies and Gentlemen:
I am Senior Vice President, General Counsel and Secretary of PPG Industries, Inc., a Pennsylvania corporation (the “Corporation”) and, in that capacity, I am familiar with the Registration Statement on Form S-3 (the “Registration Statement”) (File No. 333-145063) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration under the Securities Act, of an indeterminate amount of debt securities of the Corporation to be offered from time to time, and the base prospectus dated August 2, 2007, as supplemented by the prospectus supplement dated March 13, 2008 (together the “Prospectus”) relating to the offer and sale by the Corporation under the Registration Statement of $600,000,000 aggregate principal amount of 5.75% Notes due 2013 (the “2013 Notes”), $700,000,000 aggregate principal amount of 6.65% Senior Notes due 2018 (the “2018 Notes”), and $250,000,000 aggregate principal amount of 7.70% Notes due 2038 (the “2038 Notes” and, together with the 2013 Notes and the 2018 Notes, the “Notes”). The Notes are to be issued under the indenture dated March 18, 2008 (the “Original Indenture”) between the Corporation and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the supplemental indenture dated as of March 18, 2008 (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) and sold pursuant to the Underwriting Agreement, dated March 13, 2008 (the “Underwriting Agreement”), between the Corporation and Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the underwriters named therein.
I, or lawyers in the Law Department of the Corporation acting under my supervision, have examined the following documents for the purposes of my opinions set forth below:
(a)	the Corporation’s Restated Articles of Incorporation, as amended through April 27, 2007;

(b)	a Certificate of Subsistence for the Corporation dated March 5, 2008, and certified by the Secretary of the Commonwealth of Pennsylvania;

(c)	the Underwriting Agreement;

(d)	the Original Indenture;

(e)	the Supplemental Indenture; and

(f)	such other documents, corporate records and questions of law as I, or they, have deemed necessary or appropriate for the purposes of the opinion.
In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We also have assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

The opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania.
Based upon and subject to the foregoing, I am of the opinion that:
1.	The Corporation has been duly incorporated and is an existing corporation in good standing under the laws of the Commonwealth of Pennsylvania.

2.	The Corporation has the corporate power to execute, deliver and perform its obligations under the Original Indenture, the Supplemental Indenture and the Notes.

3.	The Notes have been duly authorized by all requisite corporate action and, when duly executed by the Corporation in accordance with the resolutions of the Board of Directors of the Corporation adopted on February 21, 2008 and the Indenture, authenticated by the Trustee in the manner provided for in the Indenture and delivered on behalf of the Corporation against payment of the consideration therefor specified in the Underwriting Agreement, will have been duly executed and delivered by the Corporation.
I hereby consent to your filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K of the Corporation filed with the Commission on or about the date hereof, and to the reference to me under the heading “Validity of the Notes” in the prospectus supplement dated March 13, 2008. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,

/s/ James C. Diggs
James C. Diggs

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